Exhibit 5.1

October [ ], 2017

Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Re: Double Eagle Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Double Eagle Acquisition Corp., a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2017, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, (i) the purchase by Williams Scotsman Holdings Corp., a Delaware corporation and a wholly owned subsidiary of the Company (the “Holdco Acquiror” and, together with the Company, the ‘‘Acquirors’’), of all of the issued and outstanding shares of common stock, par value $0.01 per share (“Williams Scotsman Common Stock”) of Williams Scotsman International, Inc., a Delaware corporation (“WSII,” and together with its subsidiaries “Williams Scotsman”) from Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée (“Algeco Global”), and Algeco Scotsman Holdings Kft., a Hungarian limited liability company (together with Algeco Global, the “Sellers”), pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, dated as of August 21, 2017, as amended on September 6, 2017 (as may be further amended from time to time, the “Stock Purchase Agreement”), by and among the Acquirors and the Sellers (the transactions contemplated by the Stock Purchase Agreement, the “Business Combination”) and (ii) as a condition to the effectiveness of the Business Combination, the proposal of the Company to change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The continuing entity following the Domestication will be renamed “Williams Scotsman Corporation.”

Prior to and as a condition of the Business Combination, the Company will change its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company. In this opinion, we refer to the Company following effectiveness of the Domestication as “WSC.”

On the effective date of the Domestication, the Company’s currently issued and outstanding Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), will automatically convert by operation of law, on a one-for-one basis, into the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”). Immediately thereafter, the currently issued and outstanding Class A Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into shares of common stock of WSC, par value $0.0001 per share (the “WSC Common Stock”), in accordance with the terms of WSC’s Certificate of Incorporation. Similarly, the Company’s outstanding warrants (the “Warrants”) will become warrants to acquire the corresponding shares of WSC Common Stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. In addition, the Company’s outstanding units (the “Units”) will become units of WSC and after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit of WSC (each of which consists of one share of WSC Common Stock and one warrant to purchase one-half of one share of WSC Common Stock) will be separated into its component common stock and warrant. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Stock Purchase Agreement by the Company’s shareholders as well as completion of the Domestication.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Stock Purchase Agreement; (iii) the form of Certificate of Incorporation of WSC to be effective upon the Domestication (the “Certificate of Incorporation”); (iv) the form of By-laws of WSC to be effective upon the Domestication (the “By-laws”); (v) the Warrant Agreement, dated September 16, 2015, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (vi) a Specimen Unit Certificate of the Company; and (vii) the Underwriting Agreement, dated September 16, 2015, between the Company and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (the “Underwriting Agreement”).

October [ ], 2017 Page 2

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Stock Purchase Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2. The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3. Prior to the issuance of the shares of WSC Common Stock: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved and adopted the Stock Purchase Agreement; (iii) the Business Combination, the Domestication and the other transactions contemplated by the Stock Purchase Agreement to be consummated concurrent with or prior to the Business Combination will have been consummated; and (iv) the Business Combination will have become effective under the DGCL.

In giving the following opinions, we have relied (without further verification) upon the legal opinion of Maples and Calder filed as Exhibit 5.2 to the Company’s registration statement on Form S-1/A (No. 333-206356) initially filed on September 8, 2015.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication will become effective and the Company will continue as a corporation incorporated under the laws of the State of Delaware.

October [ ], 2017 Page 3

2. Upon effectiveness of the Domestication, the issued and outstanding Class A Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of WSC Common Stock.

3. Upon effectiveness of the Domestication, each issued and outstanding Warrant will be a valid and binding obligation of WSC, enforceable against WSC in accordance with its terms.

4. Upon effectiveness of the Domestication, each outstanding Unit will be a valid and binding obligation of WSC, enforceable against WSC in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,